Exhibit 99.1

Media Release
Contact: Tatiana Stead, 703-720-2352
tatiana.stead@capitalone.com

FOR IMMEDIATE RELEASE: February 26, 2016
Tom Killalea to Join the Capital One Board of Directors
McLean, Va. (Feb. 26, 2016) - Capital One Financial Corporation (NYSE: COF) today announced that Tom Killalea has been appointed to the company's Board of Directors. An experienced technological innovator, and the former Chief Information Security Officer at Amazon.com, Inc., Mr. Killalea will fill a newly created seat on the Board and will stand for election by Capital One shareholders in May 2016.
"Tom brings deep technology expertise along with a proven focus on security, digital innovation, and customer experience, and I am extremely pleased to welcome him to Capital One," said Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One. "We are deeply embedding technology, data, design, and software development into how we work. As we continue to transform our business, Tom will make an excellent addition to our Board and will be a valuable resource for our executive management team."
Mr. Killalea spent 16 years at Amazon.com, where he was the company's first Chief Information Security Officer. While at Amazon, he served in various leadership roles, including Vice President of Technology for the Kindle Content Ecosystem, and leading the company’s Infrastructure and Distributed Systems team, that worked on what later became a key part of the AWS platform. He also led the product development and engineering teams for the Kindle Content Ecosystem, where he advanced the Kindle reading experience by creating innovative features such as X-Ray and Popular Highlights, and built the Amazon Publishing technology platform.
Mr. Killalea has been an advisor to private technology-driven companies since November 2014. He also serves on the boards of Orreco and of MongoDB, Inc., and is on the Advisory Board of Profitero.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $217.7 billion in deposits and $334.0 billion in total assets as of December 31, 2015. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.